FOR IMMEDIATE RELEASE

Perini Corporation Announces Results for Fiscal Year 2008

•	Record revenues of $5.66 billion, up 22% from year ago
•	Non-cash impairment charge of $202.8 million after tax for 2008; net income of $127.7 million excluding charge
•	Diluted loss per share of $2.19; diluted EPS of $3.67 excluding impairment charge
•	Lowers 2009 Diluted EPS guidance to a range of $2.60 to $2.80

Framingham, MA – February 25, 2009 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the fourth quarter and year ended December 31, 2008.

2008 Results

Net loss was $75.1 million for the year ended December 31, 2008, as compared to net income of $97.1 million in 2007. The net loss includes a $202.8 million after tax non-cash impairment charge relating to goodwill and certain intangible assets recorded in connection with the Company’s acquisition of Tutor-Saliba Corporation in the third quarter. The impairment is specifically related to the current economic crisis and significant changes, in terms of cancellations or delays in new project awards and opportunities, in the construction markets experienced during the fourth quarter and estimated to continue through 2009. Excluding the impairment charge, net income would have been a record $127.7 million. Diluted loss per common share was $2.19 for the year ended December 31, 2008, as compared to diluted earnings per common share of $3.54 for the year ended December 31, 2007. Excluding the impairment charge, diluted earnings per share for the year would have been $3.67. Please refer to Table 1 at the end of this press release for a reconciliation of reported net loss in accordance with accounting principles generally accepted in the United States of America to pro forma net income.

Revenues from construction operations were $5.66 billion for the year ended December 31, 2008, compared to revenues of $4.63 billion for the year ended December 31, 2007. The increase in revenues is primarily due to an increased volume of work in the hospitality and gaming, healthcare, office and transportation building markets in Las Vegas and California, as well as the impact of the merger with Tutor-Saliba Corporation.

Perini’s merger with Tutor-Saliba Corporation was completed on September 8, 2008 and the above results include four months of operating results for the combined company in 2008.

Fourth Quarter Results

Net loss was $163 million for the fourth quarter of 2008, as compared to net income of $22.9 million for the fourth quarter of 2007. The net loss includes a $202.8 million after tax non-cash impairment charge relating to goodwill and certain intangible assets recorded in connection with the Company’s acquisition of Tutor-Saliba Corporation. Excluding the impairment charge, net income would have been $39.9 million. Diluted loss per common share was $3.29 for the fourth quarter of 2008, as compared to diluted earnings per common share of $0.83 for the fourth quarter of 2007. Excluding the impairment charge, diluted earnings per share for the fourth quarter would have been $0.79. Please refer to Table 1 at the end of this press release.

Revenues from construction operations were a record $1.60 billion for the quarter, compared to revenues of $1.25 billion for the fourth quarter of 2007. The increase in revenues is primarily due to the impact of the merger with Tutor-Saliba Corporation.

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Ronald Tutor, Chairman and Chief Executive Officer, said: “We are pleased to report that, excluding the impairment charge, we achieved outstanding operating performance in 2008, led by our building and management services segments and a significantly improved profit contribution from our civil segment. 2008 marked the third consecutive year of record revenues for the Company. The impairment charge is non-cash and therefore does not affect our cash position or prospects for new business opportunities.”

Backlog at $6.7 billion

The backlog of uncompleted construction work as of December 31, 2008 was $6.7 billion, a decrease of $892 million from the $7.6 billion backlog reported on December 31, 2007. The December 31, 2008 backlog includes the contribution resulting from the Tutor-Saliba acquisition. The decrease in backlog reflects the normal completion of work under contract for the period and the challenging current economic environment, which has caused some customers to delay and/or reduce in scope certain construction projects that were anticipated to enter backlog in the short term.

Financial Condition Remained Strong in 2008

As of December 31, 2008, working capital was $225 million, a decrease of $68.5 million from a year ago. The decrease was primarily due to an investment of $104.8 million in auction rate securities during 2008, which is classified as long-term as of December 31, 2008. The Company has $137.1 million available to borrow under its revolving credit facility and an additional $110.6 million available to borrow under its supplementary credit facility as of December 31, 2008. The Company believes its financial position and credit arrangements are sufficient to support the Company’s substantial backlog.

Outlook

Based on current economic conditions, including the challenges in credit markets and product demand that some customers are experiencing, the Company believes there will be delays in new construction starts in 2009. The Company is currently evaluating the Emergency Economic Stabilization Act (Stimulus Package) to determine the timing and number of specific market opportunities available to the Company. In light of current economic conditions, the Company is lowering its full-year 2009 guidance for revenues from a range of $6 to $6.5 billion to an estimated range of $5.5 to $6 billion and diluted earnings per share from a range of $2.80 to $3.00 per share to an estimated range of $2.60 to $2.80 per share.

Ronald Tutor, said: “We believe that the Stimulus Package will present a number of good opportunities for our Company. We are very well positioned geographically as a financially strong and diversified building and civil infrastructure construction company.”

Fourth Quarter Conference Call

The Company will host a conference call at 4:30 PM Eastern Time on Wednesday, February 25, 2009, to discuss the Company’s fourth quarter 2008 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (966) 953-6854 and enter the pass code 29184390. International callers should dial (617) 399-3478 and enter the pass code 39184390.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, February 25 at 7:30 PM Eastern Time, through Wednesday, March 4 at midnight Eastern Time. To access the replay dial (888) 286-8010 and enter the conference ID number 45790419. International callers should dial (617) 801-6888 and enter the same conference ID number 45790419.

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About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement, steel erection, and electrical and mechanical, plumbing and HVAC. We are known for our hospitality and gaming industry projects, municipal offices, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

Non-GAAP Measures

To supplement our unaudited consolidated financial statements presented based on accounting principles generally accepted in the United States of America (GAAP), we sometimes use non-GAAP measures of net income, earnings per share and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP results, which are adjusted to exclude certain costs, expenses, gains and losses from the comparable GAAP measures, are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the indicators management uses as a basis for evaluating our financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the current global financial crisis and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to realize the expected synergies resulting from the merger with Tutor-Saliba in the amounts and in the timeframe anticipated; and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Perini Corporation (NYSE) Summary of Consolidated Operations (Unaudited) (In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues:
Building	$ 1,389,521	$ 1,164,138	$ 5,146,563	$ 4,248,814
Civil	117,950	51,522	310,722	234,778
Management services	95,457	31,056	203,001	144,766
TOTAL REVENUES	$ 1,602,928	$ 1,246,716	$ 5,660,286	$ 4,628,358

Gross profit	$ 110,163	$ 62,200	$ 333,230	$ 248,894
General and administrative expenses	44,757	28,179	133,998	107,913
Impairment charge	224,478	-	224,478	-
(Loss) income from construction operations	(159,072)	34,021	(25,246)	140,981
Other income, net	2,862	5,780	9,559	15,361
Interest expense	(2,370)	(420)	(4,163)	(1,947)
(Loss) income before income taxes	(158,580)	39,381	(19,850)	154,395
Provision for income taxes	(4,376)	(16,509)	(55,290)	(57,281)
NET (LOSS) INCOME	$ (162,956)	$ 22,872	$ (75,140)	$ 97,114

BASIC (LOSS) EARNINGS PER COMMON SHARE	$ (3.29)	$ 0.85	$ (2.19)	$ 3.62

DILUTED (LOSS) EARNINGS PER COMMON SHARE	$ (3.29)	$ 0.83	$ (2.19)	$ 3.54

Weighted average common shares outstanding:
Basic	49,540	26,983	34,272	26,819
Effect of dilutive stock options, warrants and
restricted stock units outstanding	-	631	-	600
Diluted	49,540	27,614	34,272	27,419

Selected Balance Sheet Data

(Unaudited)

(In Thousands of Dollars)

	December 31,	December 31,
	2008	2007
Total assets	$ 3,073,078	$ 1,654,115
Working capital	$ 225,049	$ 293,521
Long-term debt, less current maturities	$ 61,580	$ 13,358
Stockholders' equity	$ 1,138,226	$ 368,334

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Perini Corporation (NYSE)
Table 1
Reconciliation of Reported Net Loss to
Pro Forma Net Income (a)
(Unaudited)
(In thousands of dollars, except per share data)

	For the	For the
	Three Months	Twelve Months
	Ended	Ended
	December 31, 2008	December 31, 2008

Reported net loss	$ (162,956)	$ (75,140)
Plus: Impairment charge	224,478	224,478
Less: Tax benefit provided on impairment charge	(21,650)	(21,650)
Pro forma net income	$ 39,872	$ 127,688

Pro forma basic earnings per common share	$ 0.80	$ 3.73

Pro forma diluted earnings per common share	$ 0.79	$ 3.67

Weighted average common shares outstanding:
Basic, as reported	49,540	34,272

Diluted, as reported	49,540	34,272
Impact of dilutive stock options and restricted
stock units outstanding	624	564
Pro forma diluted	50,164	34,836

(a)

The calculation of pro forma net income and pro forma earnings per common share includes an adjustment  for the impact of the goodwill and intangible asset impairment charge recorded in the fourth quarter of 2008.

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
or
Perini Corporation
Kenneth R. Burk, 818-362-8391
Senior Vice President & Chief Financial Officer

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